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                                                                    EXHIBIT 10.8


                            QUAKER STATE CORPORATION
                               RETENTION PAY PLAN


         1. PURPOSE. The purpose of the Retention Pay Plan (the "Plan") is to secure for Quaker State Corporation ("QSC") and its subsidiaries (collectively, the "COMPANY") the continued services of key employees through the effective date (the "CLOSING DATE") of the proposed merger between the Company, Pennzoil Company ("PENNZOIL"), Pennzoil Products Company ("DOWNSTREAM"), which is to own all of Pennzoil's motor oil, refined products, industrial specialties business and fast lube businesses and which is to be spun off to the shareholders of Pennzoil prior to the merger, and a newly formed subsidiary of Downstream, pursuant to the Agreement and Plan of Merger dated as of April 14, 1998 (the "MERGER AGREEMENT").

         2. ANNUAL BONUS. Each employee who is eligible to participate in any of the Company's Management Incentive Plan, New Quaker State Q Cash Plan or business unit performance program who remains in the Company's, Downstream's or Pennzoil's employ through December 31, 1998 shall receive an annual bonus (in lieu of and not in addition to any amount otherwise payable as an annual bonus) in an amount equal to 150% of the target performance bonus for 1998 for such employee under the program applicable to such employee as of the Closing Date. Such amount shall be payable without regard to the Company's performance in respect of 1998 and shall be paid as soon as practicable after the end of calendar year 1998, but not later than February 15, 1999. For purposes of determining the "target performance" level under this Section 2, target performance shall refer to the target performance under the Management Incentive Plan, the target (also referred to as the EBIT) under the New Quaker State Q Cash Plan, or the base target under the business unit performance program.

         3. SPECIAL RETENTION POOLS. (a) CUSTOMER SERVICE. A special retention pool shall be established from which retention bonuses will be paid to individuals designated by QSC and identified in writing to Pennzoil who are employed in the customer service functions of the Company's business. QSC may designate subpools within such pool as specified in writing to Pennzoil. Each designated employee who is still employed by the Company on the Closing Date shall receive a retention bonus equal to the quotient of (i) the total amount established for such pool (or subpool, if so designated) [less any amount paid with respect to such pool (or subpool, if so designated) pursuant to Section 4(b) as a retention bonus under this Section 3] divided by (ii) the aggregate number of listed customer service employees remaining eligible to participate in the pool (or subpool, if so designated) on the Closing Date. If a subpool is designated, then individuals designated for participation in the subpool shall only receive benefits under this paragraph by reference to the subpool and not the pool.

         (b) INFORMATION TECHNOLOGY. A special retention pool shall be established from which retention bonuses will be paid to individuals designated by QSC and identified in writing to Pennzoil who are employed in the information technology functions of the Company's business. QSC may designate subpools within such pool as specified in writing to Pennzoil. Each designated employee who is still employed by the Company on the Closing Date shall receive a retention bonus equal to the quotient of (i) the total amount established for such pool (or subpool, if so designated) [less any amount paid with respect to such pool (or subpool, if so designated) pursuant to Section 4(b) as a


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retention bonus under this Section 3] divided by (ii) the aggregate number of listed information technology employees remaining eligible to participate in the pool (or subpool, if so designated) on the Closing Date. If a subpool is designated, then individuals designated for participation in the subpool shall only receive benefits under this paragraph by reference to the subpool and not the pool.

         (c) FINANCE. A special retention pool shall be established from which retention bonuses will be paid to individuals designated by QSC and identified in writing to Pennzoil who are employed in the finance functions of the Company's business. QSC may designate subpools within such pool as specified in writing to Pennzoil. Each designated employee who is still employed by the Company on the Closing Date shall receive a retention bonus equal to the quotient of (i) the total amount established for such pool (or subpool, if so designated) [less any amount paid with respect to such pool (or subpool if so designated) pursuant to Section 4(b) as a retention bonus under this Section 3] divided by (ii) the aggregate number of listed finance employees remaining eligible to participate in the pool (or subpool, if so designated) on the Closing Date. If a subpool is designated, then individuals designated for participation in the subpool shall only receive benefits under this paragraph by reference to the subpool and not the pool.

         (d) OPERATIONS. A special retention pool shall be established from which retention bonuses will be paid to individuals designated by QSC and identified in writing to Pennzoil who are employed in the operations functions of the Company's business. QSC may designate subpools within such pool as specified in writing to Pennzoil. Each designated employee who is still employed by the Company on the Closing Date shall receive a retention bonus equal to the quotient of (i) the total amount established for such pool (or subpool, if so designated) [less any amount paid with respect to such pool (or subpool, if so designated) pursuant to Section 4(b) as a retention bonus under this Section 3] divided by (ii) the aggregate number of listed operations employees remaining eligible to participate in the pool (or subpool, if so designated) on the Closing Date. If a subpool is designated, then individuals designated for participation in the subpool shall only receive benefits under this paragraph by reference to the subpool and not the pool.

         (e) Q LUBE. A special retention pool shall be established from which retention bonuses will be paid to individuals designated by QSC and identified in writing to Pennzoil who are employed in the Q Lube functions of the Company's business. QSC may designate subpools within such pool as specified in writing to Pennzoil. Each designated employee who is still employed by the Company on the Closing Date shall receive a retention bonus equal to the quotient of (i) the total amount established for such pool (or subpool, if so designated) [less any amount paid with respect to such pool (or subpool, if so designated) pursuant to
Section 4(b) as a retention bonus under this Section 3] divided by (ii) the aggregate number of listed Q Lube employees remaining eligible to participate in the pool (or subpool, if so designated) on the Closing Date. If a subpool is designated, then individuals designated for participation in the subpool shall only receive benefits under this paragraph by reference to the subpool and not the pool.

         (f) ADDITIONAL POOLS. The Organization and Compensation Committee of QSC's Board of Directors may establish such additional retention pools or subpools in the aggregate for such other identified classes or groups of employees as such committee determines to be appropriate and consistent with the objectives of this Plan. The timing of and conditions (if any) with respect to payments from such pool(s) or subpool(s) shall be the same as for the pools or subpools described


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above. Such pool(s) or subpool(s) and the individuals eligible for bonuses under such pool(s) or subpool(s) shall be identified in writing to Pennzoil.

         (g) TERMINATION OF MERGER AGREEMENT. In the event that the Merger Agreement is terminated in accordance with the terms thereof, the retention bonus provided for in this Section 3 shall be payable, except in circumstances where the Company is required to pay a termination fee to Pennzoil under such Merger Agreement, as promptly as is practicable following the date of such termination.

         (h) POOL AMOUNTS. The amount of any specific retention pools to be established hereunder shall be determined by the Company in consultation with Downstream and shall be subject to the aggregate total limitation set forth in the Merger Agreement.

         (i) PAYMENT OF POOLS. The amount of any special retention pool shall be paid in a single sum cash payment by check as soon as administratively practicable after the Closing Date.

         4. TERMINATION ENHANCEMENTS. (a) ALL EMPLOYEES. The severance benefits payable under the Quaker State Corporation Severance Plan, as amended and restated effective September 30, 1998 (the "Severance Plan"), which provides two weeks of pay for each year of service, shall be increased by adding four weeks of severance pay to the end of the total period of pay under the Severance Plan with respect to each employee otherwise entitled to receive severance benefits under the Severance Plan. Such additional amount shall be calculated and paid in accordance with the terms of the Company's Severance Plan as if such amount were payable under that Plan.

         During such additional period of severance, such employee shall be entitled to continue to receive the same medical and dental benefits that he and his eligible dependents were receiving at the time he became entitled to receive severance benefits under the Company's Severance Plan. Such medical and dental expense will be at the Company's expense, or if the merger occurs Downstream's expense, to the extent that the Company previously paid the cost for such benefits. Any medical or dental expenses required to be paid by the employee shall be paid on a pre-tax or after-tax basis as provided by the terms of the applicable medical or dental plan. If, during such period of coverage, the employee or one or more of his dependents becomes covered under another group medical or dental plan which covers all preexisting conditions of the employee and/or such dependent(s), such person or persons shall not be entitled to such continued medical or dental coverage by the medical and dental plans of the Company or Downstream, if the merger occurs, as applicable. The employee or dependent(s) shall have the duty to advise the Company or Downstream prior to the effective date of such alternate coverage and any failure to do so shall be rectified pursuant to Section 12. The continued medical and dental coverage provided under this paragraph 4 shall not be provided in lieu of or counted against the 18 month continuation period (or 29 month continuation period if the employee or dependent is disabled within the meaning of the Social Security Act) provided under the Federal Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Upon the expiration of such coverage, the employee and his eligible dependents may elect to continue their medical and dental coverage for the 18 month (or 29 month) period at their own


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expense pursuant to the terms of the applicable medical or dental plan. During the entire severance period described in this Section 4(a), the employee will not be eligible to continue his coverage under the Company's, or Downstream's if the merger occurs, other welfare benefit plans, including but not limited to accidental death and dismemberment plan, group life insurance plan, or the Quaker State Corporation Thrift and Stock Purchase Plan in which he or she is a participant.

         (b) ANNUAL BONUS AND RETENTION PAYMENTS. Any employee who is eligible to receive an annual bonus under any of the provisions of Section 2 whose employment is terminated by the Company before December 31, 1998, other than for Cause, shall receive, as additional severance (and not as a reduction or offset to any other severance or termination benefits otherwise payable to such employee), within 10 business days of such employee's termination of employment, an amount equal to the annual bonus that would have been paid to such employee under Section 2 had he or she remained employed until December 31, 1998. In addition, any employee who is eligible to receive a retention bonus under any of the provisions of Section 3 whose employment is terminated by the Company before the Closing Date other than for Cause shall receive, as additional severance (and not as a reduction or offset to any other severance or termination benefits otherwise payable to such employee), within 10 business days of such employee's termination of employment, an amount equal to the retention bonus that would have been paid to such employee under Section 3 (calculated assuming all employees initially designated to participate in the applicable pool receive payments thereunder) had he or she remained employed until the Closing Date.

         For purposes of this Plan, "Cause" shall mean the termination of employment by the Company by reason of (i) the employee's willful, negligent, or repeated failure to perform the material duties of his position (following reasonable notice and an opportunity to cure) other than by reason of illness, accident or other physical or mental incapacity; (ii) any willful misconduct or gross negligence that is injurious to the Company or to any of its employees;
(iii) conviction or plea of nolo contendere/no contest to either (A) a felony or
(B) a misdemeanor involving fraud or moral turpitude; or (iv) failure to follow the established, reasonable and material policies, standards and regulations of the Company; provided that if the employee is a party to an employment agreement with the Company or a subsidiary that provides a definition for "cause" (or analogous term), then "Cause" shall have the meaning given in such agreement. Company shall include Downstream if the employee is employed by Downstream during the term of this Plan.

         (c) OUTPLACEMENT SERVICES. All employees who are entitled to receive severance or termination benefits under the Plan shall also be eligible to receive the following outplacement services:

         (i) workshops on resume writing, interviewing and networking;

         (ii) job center access;

         (iii) on-site counseling; and

         (iv) clinical support.


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QSC shall determine the provider or providers of such services. Such services shall only be provided for such period of time and in such amounts, in each case, as determined by QSC to be reasonable for purposes of securing employment.

         (d) CONTINUED EMPLOYMENT. The Company shall, subject to Section 9, provide a commitment of continued employment through but ending on December
31, 1998, to employees of the Company as of the date hereof. Such commitment shall provide that in the event the Company terminates the affected employee in a manner that would otherwise entitle such employee to receive severance benefits under QSC's practices or policies, the Company or, if the merger occurs, Downstream shall pay the employee his or her base salary through but ending on December 31, 1998, in addition to (and not as a reduction or offset to any other severance or termination benefits otherwise payable to such employee) any severance benefits to which such employee is otherwise entitled.

         (e) KEY EMPLOYEES. The Company recognizes the important goal of retaining certain key employees and in furtherance of that goal desires to provide an additional financial incentive to remain with the Company. Therefore, in addition to (and not in lieu of) any other benefits being provided to such employees, the Company or, if the merger occurs, Downstream shall pay such employees who are selected by the Company a retention bonus in the amount of 100 percent of the current annual Base Pay, provided the individual (i) maintains the confidentiality of such additional retention program in accordance with this
Section 4(e), and (ii) remains employed by the Company or, if the merger occurs, Downstream until the earliest of the following dates:

         (1) six months from the Closing Date;

         (2) the date the Merger Agreement is terminated; or

         (3) the date the employee's job is eliminated for reasons other than Cause.

         Base Pay shall be determined based on the salary in effect on the date immediately before the event entitling such employee to the bonus specified in
(1) through (3) of this paragraph occurs. Base Pay means the annual base salary with the Company, including any salary reduction contributions made by him under a plan or arrangement which is designed to meet the requirements of sections 125 and 401(k) of the Internal Revenue Code of 1986, as amended, or any nonqualified deferred compensation plan of the Company and excluding any payments made under this Plan, any bonus, commission, incentive pay, overtime, auto or travel, stock options or other similar payments or compensation.

         Payment of the bonus will be made in a lump-sum cash payment by check within 10 working days after the employee becomes entitled to payment.

         In order to maintain the confidentiality of this program, an employee may not disclose or discuss any of the terms of this program with any parties other than the employee's immediate family or legal counsel. An employee may not assume that any other colleague, associate, supervisor or manager is eligible for benefits under this program or is privy to the details of this program.


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Violation of this confidentiality restriction is grounds, at QSC's election (or
Downstream's if the merger occurs), for forfeiture of benefits and termination of employment for Cause.

         5. CONDITIONS TO ELIGIBILITY FOR BENEFITS. In order to be eligible for any benefit under this Plan, the employee must enter into a release and waiver of claims ("release") or, in connection with the employee's receipt of any termination enhancements provided under Section 4, a separation agreement ("agreement"). Such release or agreement shall be in the form and pursuant to the procedures reasonably established by the Plan Administrator. The employee will be required to enter into such a release or agreement each time the employee is to receive, and as a condition for receiving, any benefit under the Plan. Each subsequent release or agreement, if any, shall be in addition to, and shall not supersede, any previous release or agreement.

         6. DEATH OF EMPLOYEE. If the employee dies before receipt of the benefits to which he or she is entitled under the Plan, such benefits shall be paid to the employee's beneficiary. Beneficiary means the spouse (within the meaning of the state law where the employee resides) of the employee, if any, and if none, the lineal descendants, per stirpes, of the employee. If any employee dies without either a spouse or lineal descendants then surviving, there shall be no beneficiary and no benefits shall be payable under the Plan. Spouse shall not include a common law spouse unless any and all documentation of the common law marriage required by the Plan Administrator, in his or her discretion, as permitted by the applicable state law, his been filed with the Plan Administrator and the Plan Administrator determines in his or her sole and absolute discretion that a common law marriage exists pursuant to the laws of the State in which the participant resided at the time of his or her death.

         7. ADMINISTRATION. The Plan Administrator of this Plan will be the QSC Senior Vice President, Human Resources until the Closing Date and then the corresponding officer of Downstream responsible for Human Resources. The Plan Administrator shall have the power to make reasonable rules and regulations required in the administration of the Plan, to make all determinations necessary for the Plan's administration, except those determinations which the Plan requires others to make. The Plan Administrator shall have full and complete authority to construe and interpret the Plan wherever necessary to carry out its intent and purpose and to facilitate its administration. In the exercise of such discretionary powers, the Plan Administrator shall treat all employees uniformly and equitably under the Plan. The Plan Administrator shall have the exclusive right to make all determinations hereunder relating to the participation and eligibility of employees for benefits, including, but not limited to, making determinations as to eligibility for benefits, the amount of benefits payable, the time at which benefits cease to be payable, and other comparable issues, and the Plan Administrator's good faith interpretation of the Plan shall be binding and conclusive on all persons. Any dispute as to eligibility, type, amount, or duration of benefits under the Plan shall be resolved by the Plan Administrator under and pursuant to the Plan, in his or her sole and absolute discretion, and his or her decision of the dispute shall be binding and final on all parties to the dispute. No action may be brought for benefits provided under this Plan or any amendment or novation thereof, or to enforce any right hereunder, until after the claim has been submitted to the Plan Administrator as provided above and the appeal rights under Section 11 of this Plan have been exhausted.


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         8. AMENDMENT AND TERMINATION. This Plan may not be terminated, modified or amended in any manner that reduces the benefits or rights of any person who is eligible to receive benefits hereunder.

         This Plan shall automatically terminate after payment of all benefits payable to all employees or their beneficiaries or dependents under the Plan.

         9. CONTINUED EMPLOYMENT. Nothing contained in this Plan shall give any employee the right to be retained in the employ of the Company or Downstream or to interfere with the right of the Company or Downstream, if the merger occurs, to discharge any employee at any time for any reason.

         10. WITHHOLDING. All amounts payable pursuant to the terms of this Plan shall be subject to reduction for any and all applicable federal, state or local income or employment taxes or any other withholdings required to be made therefrom at law.

         11. CLAIMS REVIEW PROCEDURE. If an employee, his or her dependent or beneficiary objects to the Plan Administrator's determination of the amount of benefits to which he or she is entitled under the Plan, such person may, within 60 days following denial of the benefits for which he or she has applied, file with the Plan Administrator a written claim objecting to the determination of the amount of his or her benefits payable under the Plan. The claimant or his or her representative may review Plan documents which relate to the claim and may submit written comments to the Plan Administrator. The Plan Administrator shall render a written decision concerning the claim not later than 90 days after receipt of such claim. If the claim is denied, in whole or in part, such decision shall include (i) the reasons for the denial; (ii) a reference to the Plan provision constituting the basis for the denial; (iii) a description of any additional material or information necessary for the claimant to perfect his or her claim; (iv) an explanation as to why such information or material is necessary; and (v) an explanation of the Plan's appeal procedure. The claim shall be deemed to be denied if no response is received by the end of the review period. The claimant may file with the Plan Administrator a written notice of appeal of the Plan Administrator's decision not later than 60 days after receiving the Plan Administrator's written decision. The Plan Administrator shall render a written decision on the appeal not later than 60 days after the appeal. Such decision shall include the specific reasons for the decision, including a reference to the Plan's specific provision where appropriate. The Plan Administrator may extend the foregoing 90-day and 60-day periods during which he or she must respond to the claimant by up to an additional 90 and 60 days, respectively, if special circumstances beyond his or her control so require; provided that notice of such extension is given to the claimant prior to the expiration of the initial 90-day or 60-day period, as the case may be.

         12. RIGHT OF RECOVERY. The Company or Downstream, as applicable, shall have the right to recover any payment made to an employee in excess of the amount to which the employee is entitled under the terms of this Plan. Further, the medical and dental plans of the Company or Downstream, as applicable, shall have the right to recover any payment made in excess of the amount properly payable under such plans after the employee or any of his or her dependents become covered by any other group medical or dental plans. Such recovery may be from the employee, the dependent, or any insurer or other organization or entity thereby enriched.


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         13. INDEMNIFICATION OF PLAN ADMINISTRATOR. To the extent permitted by law, the Company or Downstream shall indemnify any person acting on its behalf in fulfilling the duties of Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from his or her responsibilities in connection with the Plan, unless the same is due to gross negligence or intentional misconduct or such indemnification is prohibited by the Employee Retirement Income Security Act of 1974, as amended.

         14. SPENDTHRIFT PROVISIONS. No benefit, right or interest of any person hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, seizure, attachment, or legal, equitable, or other process, or be liable for, or subject to, the debts, liabilities, or other obligations of such person, except as expressly authorized or required by the Plan or otherwise required by a law enforceable with respect to the Plan as determined in the sole and absolute discretion of the Plan Administrator.

         15. GOVERNING LAW. To the extent not preempted by federal law, the provisions of the Plan shall be construed, enforced, and administered according to the laws of the State of Texas without regard to its conflict of laws principles.

         16. SEVERABILITY. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan and the Plan shall be construed and enforced as if such provision had not been included herein.

         17. CAPTIONS. The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan, and in no way shall affect the Plan or the construction of any provisions thereof

         18. NO DUPLICATE BENEFITS. No employee shall be entitled to benefits under the Plan for more than one position. The benefits payable shall be the highest level of benefits to which the Employee is entitled by virtue of his title. If an employee becomes entitled to benefits under this Plan (not including any additional bonus payments) or the Severance Plan of the Company, such employee shall not also be entitled to severance benefits under a plan sponsored by Downstream by virtue of the same termination of employment.


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